Item 9.01 Financial Statements and Results

Exhibit 99.1. Press Release dated January 31, 2017 reporting financial results for the fiscal quarter ending December 31, 2016.

Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Executive Vice President, CFO, COO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Fourth Quarter 2016 Net Income
Increases 28.4% to $959,000

2016 Net Income of $3.3 Million Up 18.0% Over 2015

Strong Loan and Deposit Growth and Stable and Favorable Asset Quality Metrics
Continue to Drive Improved Performance

Oswego, N.Y. — January 30, 2017 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced fourth quarter 2016 net income available to common shareholders of $959,000, compared to $747,000 for the fourth quarter of 2015. Earnings per diluted share of $0.23 for fourth quarter 2016 increased by 27.8% compared to $0.18 per diluted share for fourth quarter 2015. Fourth quarter 2016 revenue (net interest income and total noninterest income) of $6.4 million increased $400,000, or 6.7%, compared to $6.0 million for fourth quarter 2015. 2016 net income available to common shareholders was $3.3 million, up 18.0% from $2.8 million for 2015. Diluted earnings per share for 2016 was $0.78, an increase of $0.12, or 18.2%, compared to $0.66 per share in 2015.
Fourth Quarter and 2016 Performance Highlights
•	Total loans of $492.1 million at December 31, 2016 were up $61.7 million, or 14.3%, from December 31, 2015
•	Total deposits of $611.0 million at December 31, 2016 were up $120.7 million, or 24.6%, compared to December 31, 2015
•	Total revenue of $24.5 million for 2016, increased by $1.5 million or 6.7%, compared to 2015
•	Total average interest-earning assets for the fourth quarter were $694.4 million, an increase of $106.7 million, or 18.2%, over the prior year quarter
•	Net interest income improved to $5.2 million for the fourth quarter of 2016, up 7.7% from the fourth quarter of 2015
•
Asset quality metrics continued to be strong and stable with the ratio of net loan charge-offs to average loans of 0.09% at December 31, 2016, compared to 0.25% at December 31, 2015, and the ratio of nonperforming loans to total loans of 0.98% at December 31, 2016, compared to 1.24% at December 31, 2015.

 "Driven by solid loan growth and strong deposit generation, the Bank produced a very successful fourth quarter and full year 2016," said Thomas W. Schneider, President and Chief Executive Officer. "Double-digit loan and deposit growth in the Central New York market area is a productive outcome and represents the successful efforts of our team to grow market share and elevate the Bank's competitive profile. Our strong growth numbers enabled the Bank to continue to increase net interest income in the quarter despite continuing headwinds for interest rates on earning assets. Importantly, our asset quality metrics remained stable and continue to compare favorably to industry and peer averages. Our continued success reflects our deep knowledge of the markets and the customers we serve, as well as our commitment to the communities and growing businesses that support our growth. It is clear that our customers value a strong locally-headquartered financial institution that makes credit decisions based on a comprehensive understanding of the characteristics of this market. The Bank is, and will remain, a catalyst for growth in Central New York. Our community bank business model entails a strong commitment to serving our customers, community organizations and members to positively impact the economic, cultural and civic fabric of our Central New York market.  Investment in the professional abilities of our banking team, capabilities of our technology and our compliance and risk management programs will ensure our ability to enhance our impact in a stable, growing economy.  Our commitment to our vision, values and service to customers and community, drives our recognition in the market as a trusted partner. We enter 2017 with a strong balance sheet, abundant capital and growing market relationships which positions the Bank to continue its growth trajectory in 2017."

Income Statement
Fourth quarter 2016 net interest income increased $369,000, or 7.7%, to $5.2 million compared to $4.8 million for the fourth quarter of 2015.  The improvement was due to a $677,000 increase in interest and dividend income which resulted principally from an increase of $59.1 million, or 14.0%, in average loans compared to the prior year quarter. The increase in interest income was partially offset by higher interest expense which increased $308,000 to $1.1 million, primarily because of an increase in both the average balance of, and the interest rate paid for, time deposits.
Full year 2016 net interest income increased $1.5 million, or 8.1%, to $20.3 million compared to $18.8 million for 2015. Interest and dividend income for 2016 was $24.1 million, an increase of $2.7 million, or 12.5%, compared to $21.4 million for 2015. The increase primarily resulted from average loan growth of $50.7 million, or 12.5%, compared to the prior year period. Interest expense of $3.8 million for 2016 increased by $1.1 million, or 43.2%, from the prior year period, primarily because of an increase of $8.2 million in the average balance for subordinated loans, and an 18 basis point increase in the interest rate paid for time deposits.
The net interest margin for the three months and year ended December 31, 2016, was 2.97% and 3.14%, respectively, compared to 3.26% and 3.31% for the comparable periods of 2015. The lower net interest margin for fourth quarter 2016 was primarily due to an increase in the average balance of, and interest rate paid on, time deposits. Average interest-earning assets increased by $106.7 million compared to the prior year quarter, driven primarily by a $59.1 million increase in loans and a $43.7 million increase in taxable investment securities. Interest-bearing liabilities increased by $112.7 million, primarily due to an increase of $40.6 million in average time deposits, and a $30.5 million increase in average money market deposit account balances. The decline in the net interest margin for 2016 was primarily a result of a 13 basis point increase in funding cost, related to an increase in the average balance of subordinated loans and an 18 basis point increase in the interest rate paid on time deposits.

The provision for loan losses for fourth quarter 2016 was $271,000, a decrease of $74,000 from $345,000 for the prior year quarter. The provision level for the three month period is reflective of the stable and improved asset quality metrics, partially offset by the effects of continued significant growth in the Bank's commercial lending portfolio for the reporting periods. The provision for 2016 was $953,000 compared with a provision of $1.3 million for 2015, and is reflective of the same considerations described above.
Fourth quarter 2016 noninterest income of $1.2 million increased $31,000 compared to the prior year fourth quarter. The increase in current year noninterest income was due primarily to a $145,000 increase in net gains on sales and redemptions of investment securities and a $66,000 increase in earnings from bank owned life insurance, partially offset by a $61,000 decrease in loan servicing fees and a $57,000 decrease in gains on sales of loans and foreclosed real estate.
Noninterest income for 2016 increased by $11,000 and was $4.2 million. The increase in 2016 noninterest income was due primarily to a $172,000 increase in net gains on sales and redemptions of investment securities, and an $89,000 increase in other charges, commissions and fees, reflecting higher commission income from Pathfinder Risk Management's 51% interest in FitzGibbons Agency, LLC, and from investment services.   The increase was partially offset by lower loan servicing fees and lower earnings from bank owned life insurance, which declined $95,000 and $94,000, respectively.
Total noninterest expense for fourth quarter 2016 was $4.8 million, an increase of $254,000, or 5.6%, in comparison to $4.6 million for the prior year quarter. The higher noninterest expense was principally driven by an increase of $275,000 in salary and employee benefit expenses compared to the prior year quarter.
Noninterest expense for 2016 was $19.1 million compared with $17.6 million for the prior year period. The $1.5 million increase in noninterest expense was due largely to increased salary and benefit expenses which increased by $1.1 million.  During 2016, the Bank continued to invest in increased staffing levels and staff development to enhance its organizational capabilities relative to its growth strategies. Advertising expenses also increased in 2016 by $212,000 as the Bank continued to promote awareness of its increased presence and business activities in Onondaga County (Metropolitan Syracuse).
The effective tax rate for 2016 was 25.5%, compared to 27.4% for the prior year.  This reduction in the year-over-year effective tax rate reflects an increase in the ratio of nontaxable investment security interest income to total revenues and the full utilization of previously reserved-for capital loss carryforwards that were scheduled to expire in 2016.

Balance Sheet at December 31, 2016
Total assets at December 31, 2016 were $749.0 million, an increase of $125.8 million, or 20.2%, from December 31, 2015. This increase was primarily driven by higher loans and investment securities. Total loans grew $61.7 million in 2016, primarily reflecting activity in the commercial real estate portfolio. The $53.4 million increase in the securities portfolio primarily reflects the acquisition of relatively short-term, investment-grade collateral matching the strong inflow of municipal deposits which typically occurs in the first and third quarters of each calendar year.
Total deposits at December 31, 2016 were $611.0 million, an increase of $120.7 million, or 24.6%, from December 31, 2015. The increase was driven by substantial municipal inflows related to seasonal tax collections, increased inflows from commercial banking relationships and strong growth in core demand deposits. Average core (non-time) deposits increased $65.5 million, or 20.3%, during 2016 as compared to the prior year. Noninterest-bearing deposits were $75.3 million at December 31, 2016, an increase of $13.6 million, or 22.1% from December 31, 2015.
Shareholders' equity was $57.9 million on December 31, 2016, compared with $71.2 million December 31, 2015, reflecting the February 2016 redemption of all 13,000 shares of the Series B Preferred Stock outstanding at December 31, 2015. The redemption was completed with the payment of $13.0 million, to the Small Business Lending Fund, which was substantially financed by a $10 million Subordinated Loan with an effective annual interest rate of 6.44% issued in October 2015. The annual dividend rate for the preferred stock would have been 9.0% effective April 1, 2016.
Asset Quality
The Bank's asset quality metrics continued to strengthen in comparison to recent reporting periods and continues to compare positively to broad industry and peer group averages. Net loan charge-offs to average loans was 0.09% in 2016, a reduction of 16 basis points as compared to 0.25% in 2015. Nonperforming loans to total loans were 0.98% at December 31, 2016, as compared to 1.24% at the end of 2015. The ratio of allowance for loan losses to non-performing loans at December 31, 2016 improved to 129.85%, from 107.30% at 2015 year-end. The bank's solid asset quality metrics are reflective of its economically stable service area, along with the Bank's robust loan servicing and collection capabilities, and consistent underwriting procedures.
Cash Dividend Declared
The Company announced, on December 15, 2016, that its Board of Directors had declared a cash dividend of $0.05 per common share for the quarter ending December 31, 2016, which is payable to shareholders of record as of January 13, 2017 on February 3, 2017. The implied dividend yield is 1.5%, based on the closing price of the Pathfinder's common stock of $14.00 on January 30, 2017. The quarterly cash dividend of $0.05, equates to a dividend payout ratio of 25.2%.

About Pathfinder Bancorp, Inc.
Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At December 31, 2016, there were 4,380,144 and 4,236,744 shares of common stock issued and outstanding, respectively. At December 31, 2016, the Company and subsidiaries had total consolidated assets of $749.0 million, total deposits of $611.0 million and shareholders' equity of $57.9 million.
Forward-Looking Statement
This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015

Condensed Income Statement
Interest and dividend income	$6,264	$5,587	$24,093	$21,424
Interest expense	1,107	799	3,804	2,657
Net interest income	5,157	4,788	20,289	18,767
Provision for loan losses	271	345	953	1,349
	4,886	4,443	19,336	17,418
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	851	908	3,629	3,716
Net gains on sales of securities, loans and foreclosed real estate	342	254	554	456
Noninterest expense	4,827	4,573	19,110	17,587
Income before income taxes	1,252	1,032	4,409	4,003
Provision for income taxes	291	242	1,111	1,071

Net Income	$961	$790	$3,298	$2,932
Net income attributable to noncontrolling interest	$2	$10	$26	$43
Net income attributable to Pathfinder Bancorp, Inc.	$959	$780	$3,272	$2,889

Preferred stock dividends	-	33	16	130
Net income available to common shareholders	$959	$747	$3,256	$2,759

	For the Periods Ending
	December 31,	December 31,	December 31,
	2016	2015	2014
Selected Balance Sheet Data
Assets	$749,034	$623,254	$561,024
Earning assets	707,448	581,722	524,474
Total loans	492,147	430,438	387,538
Deposits	610,983	490,315	415,568
Borrowed funds	58,947	41,300	66,100
Allowance for loan losses	6,247	5,706	5,349
Subordinated loans	15,025	14,991	5,155
Pathfinder Bancorp, Inc. Shareholders' equity	57,929	70,805	68,790

Asset Quality Ratios
Net loan charge-offs to average loans	0.09%	0.25%	0.25%
Allowance for loan losses to period end loans	1.27%	1.33%	1.38%
Allowance for loan losses to nonperforming loans	129.85%	107.30%	85.50%
Nonperforming loans to period end loans	0.98%	1.24%	1.61%
Nonperforming assets to total assets	0.72%	0.94%	1.16%

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015

Key Earnings Ratios
Return on average assets	0.52%	0.50%	0.48%	0.48%
Return on average common equity**	6.44%	5.30%	5.35%	5.00%
Return on average equity	6.44%	4.34%	5.35%	4.08%
Net interest margin	2.97%	3.26%	3.14%	3.31%

Share and Per Share Data
Basic weighted average shares outstanding*	4,037,781	4,134,029	4,105,111	4,123,569
Basic earnings per share*	$0.24	$0.18	$0.79	$0.67
Diluted weighted average shares outstanding*	4,127,972	4,209,758	4,189,820	4,190,949
Diluted earnings per share*	$0.23	$0.18	$0.78	$0.66
Cash dividends per share	$0.05	$0.05	$0.20	$0.16
Book value per common share at December 31, 2016 and 2015			13.67	13.28
Tangible book value per common share at December 31, 2016 and 2015			12.55	12.19

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company's common shares, retained earnings and additional paid-in capital. This amount is equal to the Company's total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.